Exhibit 99.1

Charlton Aria Acquisition Corporation Announces the Separate Trading of its Class A Ordinary Shares

and Rights, Commencing on November 26, 2024

Wilmington, DE, Nov. 25, 2024 (GLOBE NEWSWIRE) -- Charlton Aria Acquisition Corporation (the “Company”) (Nasdaq: CHARU), a blank check company, today announced that, commencing on November 26, 2024, holders of the 8,500,000 units (the “Units”) sold in the Company’s initial public offering (the “Offering”) including Units sold upon a partial exercise of the underwriters’ over-allotment option, may elect to separately trade the Class A ordinary shares and rights included in the Units. Any Units not separated will continue to trade on the NASDAQ Global Market (“NASDAQ”) under the symbol “CHARU.” Any underlying Class A ordinary shares and rights that are separated will trade on the NASDAQ under the symbols “CHAR” and “CHARR,” respectively. Holders of Units will need to have their brokers contact the Company’s transfer agent, Continental Stock Transfer & Trust Company, in order to separate the holders’ Units into Class A ordinary shares and rights.

The Units were initially offered by the Company in an underwritten offering. Clear Street LLC acted as the sole book-running manager for the Offering. A registration statement on Form S-1 (File No. 333-282313) relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on October 24, 2024. The Offering was made only by means of a prospectus, copies of which may be obtained from Clear Street, Attn: Syndicate Department, 150 Greenwich Street, 45th floor, New York, NY 10007, or by email at ecm@clearstreet.io, or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Charlton Aria Acquisition Corporation

Charlton Aria Acquisition Corporation is a blank check company incorporated in the Cayman Islands as an exempted company with limited liability for the purpose of effecting into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. Our efforts to identify a prospective target business will not be limited to a particular industry or geographic region.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and related preliminary prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC’s website, www.sec.gov.

Contact Information:

Charlton Aria Acquisition Corp.

Mr. Robert W. Garner
Chairman, Chief Executive Officer, and Director
221 W 9th St #848
Wilmington, DE 19801
Email: ceo@charltonaria.com